UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2017

Par Pacific Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

(281) 899-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 12, 2017, Par Pacific Holdings, Inc. (the “Company”), its wholly-owned subsidiaries Par Petroleum, LLC (“Par Petroleum”) and Par Petroleum Finance Corp. (“Finance Corp.” and together with Par Petroleum, the “Issuers”), and Par Petroleum’s existing subsidiaries (other than Finance Corp.) (the “Subsidiary Guarantors”) entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Initial Purchasers named therein (collectively, the “Purchasers”), under which the Issuers agreed to sell $300 million in aggregate principal amount of 7.750% Senior Secured Notes due 2025 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A and to certain persons outside of the United States pursuant to Regulation S, each under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be issued pursuant to an indenture to be entered into among the Company, the Issuers, the Subsidiary Guarantors and Wilmington Trust, National Association, as trustee and collateral trustee.

The sale of the Notes to the Purchasers is expected to settle on December 21, 2017, subject to customary closing conditions, and is expected to result in approximately $291.5 million in net proceeds to the Issuers after deducting the Purchasers’ discount and estimated offering expenses payable by the Issuers.

The Issuers intend to use the net proceeds of the offering (i) to repay existing indebtedness under Par Petroleum’s and its subsidiaries’ existing secured credit facilities, (ii) to repay the forward sale amount under the supply and offtake agreements with J. Aron & Company LLC, and (iii) for general corporate purposes.

The Notes will be secured, senior obligations of the Issuers and will bear interest at a rate of 7.750% per year. Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2018. The Notes will mature on December 15, 2025, unless earlier repurchased or redeemed.

The Notes will be guaranteed on a senior secured basis by the Subsidiary Guarantors and on a senior unsecured basis only as to the payment of principal and interest by the Company. The Notes will initially be secured by a first-priority lien on substantially all of the assets of the Issuers and the Subsidiary Guarantors other than certain excluded properties, the assets constituting collateral for the supply and offtake agreements with J. Aron & Company LLC and the assets constituting collateral for a new asset-based secured revolving credit facility, which Par Petroleum and its subsidiaries expect to enter into in connection with the settlement of the sale of the Notes.

Pursuant to the Purchase Agreement, the Company, the Issuers and the Subsidiary Guarantors have agreed to indemnify the Purchasers against certain liabilities, including liabilities under the Securities Act.

The foregoing description of the Purchase Agreement is not complete and is qualified by reference to the complete document, which is filed as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 7.01	Other Events

On December 12, 2017, the Company issued a news release announcing that the Issuers had priced the offering contemplated by the Purchase Agreement. A copy of the news release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

The Notes are being offered in a private offering that is exempt from registration under the Securities Act and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

1.1	Purchase Agreement dated December 12, 2017 between Par Pacific Holdings, Inc., the Issuers, the Subsidiary Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Initial Purchasers.

99.1	News Release dated December 12, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Pacific Holdings, Inc.

Dated: December 12, 2017	/s/ James Matthew Vaughn
James Matthew Vaughn Senior Vice President and General Counsel

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